CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Integrity Funds:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Oppenheimer Global Unconstrained Bond Fund, a series of Oppenheimer Integrity Funds.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

January 16, 2018